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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is entered into as of April 30, 1998 (the "Effective Date"), by and between Heritage Commerce Corp (the "Company") and its wholly owned subsidiary, Heritage Bank of Commerce ("HBC") a California banking corporation and Richard L. Conniff on the following terms and conditions.

     1. Position. Richard L. Conniff shall be the President and Chief Executive Officer of Heritage Bank East Bay (in organization, "East Bay"), Director of East Bay if and when its Board is legally constituted, Director of the Company and Member of the Management Committee of the Company), Mr. Conniff shall be subject to the direction of the CEO of the Company and, by extension, the Board of Directors of HBC. Notwithstanding the foregoing reporting responsibility, Mr. Conniff will also be responsible to the Board of East Bay if and when that Board is legally constituted.

The Parties agree that during the term of this Agreement, Conniff may serve as an executive level officer of the Company, HBC, East Bay or other subsidiaries of Company yet to be formed. Although Conniff's specific job description may change from time to time, the terms and conditions of the Agreement as defined in Sections 2 through 23 will remain in full force and effect. The term "Bank" is intended to mean Company and/or any of its subsidiaries, as applicable. The term "Management" is intended to mean the CEO/and or, as applicable, those duly appointed management committees vested with decision-making authority. The term "Board" shall, unless more narrowly defined in the context of its immediate usage, mean any and all boards of directors with purview over the matter at hand.

The CEO will set a high standard of conduct of courtesy and concern, of professional and personal discretion and responsibility, forthrightness, thrift, modesty and hard work. In light of this role with the Bank and the Bank's position in the industry, the CEO will serve as a model for all employees of the Bank. Given his role with the Bank and his responsibility relative to the Bank's presence and stature in the community, the CEO will, at all times, emulate this high standard of conduct in order to develop and enhance the Bank's reputation and image.

The CEO shall comply with all pertinent regulatory standards as may affect the Bank.

The CEO shall devote his entire productive time, attention and energy to the business of the Bank. In a manner and with such results as are consistent with his compensation and position, Mr. Conniff will service the Bank's existing relationships and cultivate and foster new relationships for the Bank. Such new relationships shall be consistent with the Bank's mission and shall generally improve the Bank's share of market, volume of business, profitability and return of assets.

The CEO will at all times keep the Board and appropriate members of the Bank's management informed of all of his activities undertaken in context of his role, including his activities in the community. He will introduce his customers and potential customers and other business and civic contacts to appropriate members of the Bank's management and to appropriate Board members and to other employees of the Bank in order to enhance and solidify the Bank's prospects and position.
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The CEO will exercise diligence with respect to the control of the direct and indirect costs of his activities on behalf of the Bank.

In Addition to the above, Mr. Conniff shall:

     (a) be a member of all committees of the East Bay Board and of the Company Board to which he is duly appointed, except any audit committee;

     (b) be responsible for the operation of the Bank, its properties and related interests in accordance with the directives of management and in accordance with the objectives and/or policies of the Board;

     (d) exercise diligence with respect to the control of the costs of operation and other expenses directly or indirectly involving interests of the Bank;

     (e) be responsible for achieving the broad objectives of the Bank for profitability and business development;

     (f)  be responsible for the quality of the loan portfolio; and

     (g) be responsible for budgeting, finance, accounting,planning and for forming and developing the staff in a manner consistent with the Bank's immediate needs and strategic goals.

     2. Term. The Term of this Agreement will be three years from the Effective Date hereof. At maturity, and annually thereafter, unless otherwise amended or terminated, this Agreement shall automatically renew for a term of one year. Upon the termination of Mr. Conniff's employment, neither he nor the Bank shall have any further obligation to the other, except as set forth in Paragraphs 5, 13.1, 13.2, 16 and 18 herein.

     3. Base Salary. For the Term of this Agreement while he is an employee, the Bank shall pay $125,000 per year ("Base Salary"), in accordance with the Bank's normal payroll procedures, less appropriate withholdings, taxes and similar deductions. The Base Salary will be reviewed annually by the Personnel and Planning Committee of the Heritage Commerce Corp Board and is subject to alteration only at the direction of that Committee.

     4. Performance Bonuses. From time to time, but not less than annually, subject to the discretion of the Board, the Bank shall undertake, in good faith, to pay performance bonuses during the Term of this Agreement. The Bank shall not be obligated to pay any specific amount pursuant to this section. Mr. Conniff will be eligible for Performance Bonuses and the Bank will, in good faith, pay Performance Bonuses in amounts that it deems reasonable on the basis of the criteria outlined herein. If Performance Bonuses are paid, the amounts of such generally will be comparable to those for similarly placed executives at similarly situated financial institutions, and shall be based on Mr. Conniff's overall performance and that of the Bank, including such factors as profitability, deposit base, loan portfolio size and quality, adequacy of the loan loss reserve, the capital position of the Bank and the satisfactory nature of regulatory examinations.
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     5.   Incentive Stock Options. The Board of the Company will grant to Mr.
Conniff, incentive stock options to acquire 30,000 shares of the Company's common stock pursuant to the Heritage Commerce Corp 1994 Tandem Stock Option Plan. The Board, in its discretion, may grant such additional options, as it deems appropriate in order to recognize performance for the preceding year and in order to provide him with the incentive to sustain and enhance the operational performance of the Bank for the future.

     6. Automobile Allowance. During the Term of this Agreement, the Bank shall pay Mr. Conniff a $500.00 monthly auto allowance.

     7. Medical Insurance. The Bank shall provide medical insurance to M. Conniff and his family with options and coverage consistent with those of the Bank's group medical plan as in effect from time to time.

     8. Life Insurance. The Bank shall provide Mr. Conniff life insurance to the same extent the Bank provides life insurance to its executive officers. He shall be entitled to designate the beneficiary of the life insurance provided by this section.

     9. Disability Insurance. The Bank shall provide Mr. Conniff long-term disability insurance to the same extent the Bank provides such disability insurance to its executive officers.

     10. Indemnification by the Bank. The Bank and Company will indemnify and hold Mr. Conniff harmless to the extent provided in the Bank's and Company's by-laws for officers and directors.

     11. Monthly Expenses Account. Subject to the Bank's Expense Reimbursement Policy, Mr. Conniff shall be reimbursed by the Bank for his reasonable and necessary business expenses incurred in furthering the Bank's interests, including automobile fuel used in the performance of this agreement and monthly dues for the Silicon Valley Capital Club. He will prepare and submit expense reports promptly.

     12. Vacation. During the period of this Agreement, Mr. Conniff shall accrue vacation consistent with the personnel policy of the Bank, but in no event at less than four weeks per year. In the event that while he is an employee, he receives any compensation in lieu of accrued vacation, such payment shall be considered cash compensation in addition to Base Salary and will not be included in severance calculations called for in Section 13.1, Termination without Cause, or in Section 13.2, Change of Control, hereunder.

     13. Termination and Severance. Each party has the right to terminate Mr. Conniff's employment with the Bank prior to the end of the Term specified in paragraph 2 with or without cause at any time. For purposes of this Agreement, cause shall arise if (i) he willfully breaches or habitually neglect the duties which he is required to perform under this Agreement, (ii) commits an intentional act that has a material detrimental effect on the reputation or business of the Bank, or (iii) he is convicted of a felony or commits any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of his duties under this Agreement. If the Bank decides to terminate Mr. Conniff's employment for cause, the Bank shall provide him with notice specifying the
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grounds for termination, accompanied by a written statement stating the relevant facts supporting such grounds. Upon termination of his employment for cause, he shall not be entitled to any further amounts except for the Base Salary earned through his last day of employment.

     13.1 Termination Without Cause. If the Bank terminates Mr. Conniff's employment without cause, the Bank will provide him as his full and final severance the following: (i) a lump sum payment within 10 days after termination date, equal to his annual Base Salary, annual auto allowance and average annual Performance Bonus paid, if any, less deductions, (ii) if he is covered under the Bank's standard group medical and dental plan at the time of his termination, the Bank will continue to provide equivalent coverage through C.O.B.R.A. for 12 months after the date of termination at no cost to Mr. Conniff; (iii) the Bank will continue to provide life insurance (in amounts and with coverage equivalent to coverage provided immediately prior to his last day of employment) for one year at no cost to Mr. Conniff (thereafter, Mr. Conniff shall be responsible for such payments if he so chooses); and (iv) the Bank will continue to provide disability insurance (in amounts and with coverage equivalent to coverage provided immediately prior to his last day of employment) for 12 months at no cost to Mr. Conniff (thereafter, Mr. Conniff shall be responsible for such payments if he so chooses).

     13.2 Change of Control. In the event of a Change of Control, as hereafter defined, which results in Mr. Conniff's termination or in a material change in Mr. Conniff's compensation, benefits, title, responsibility or location, Mr. Conniff will be considered terminated without cause and will be entitled to the benefits and compensation described in Section 13.1; Termination Without Cause, except that the amount payable under Section 13.1 (i) will be as follows: a lump sum payment within 10 days after termination date, equal to twice the aggregate of his annual Base Salary, annual auto allowance and Average Annual Performance Bonus paid, if any, less deductions.

     The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Employer (with the term "Employer" being defined for purposes of determining whether a "Change in Control" has occurred to include any parent bank holding company organized at the direction of the Employer to own 100% of the Employer's outstanding common stock): (i) a change in control of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial




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owner, directly or indirectly, of securities of the Employer representing twenty-five (25%) or more of the combined voting power of the Employer's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "Change of Control" for purposes of the Agreement if the event which would otherwise come within the meaning of the term: "Change of Control" involves (i) a reorganization at the direction of the Employer solely to form a parent bank holding company which owns 100% of the Employer's common stock following the reorganization, or (ii) an Employees Stock Ownership Plan sponsored by the Employer or its parent holding company which is the party that acquires "control", as described above.

The term "Average Annual Performance Bonus", as used herein, shall mean the higher of (i) Mr. Conniff's annual performance bonuses averaged from the date of this Agreement or (ii) the average of his previous three annual performance bonuses.

     13.3 Voluntary Termination. If Mr. Conniff decides of his own volition to terminate his employment under this Agreement prior to the end of the Term, the Bank shall be entitled to, and he shall provide the Bank with, one month's prior written notice; provided however, upon receiving such notice, the Bank may terminate his employment immediately and pay him for the one-month period that the notice otherwise would have run, in addition to all other amounts then due and payable under this Agreement.

     14. Confidential and Proprietary Information. Mr. Conniff agrees that all information, including but not limited to that which is directly or indirectly related to the Bank's financial status, profitability, deposit base,portfolio size and quality as well as its customers and prospective customers is confidential and proprietary to the Bank and that he will maintain such information as confidential. Mr. Conniff agrees that as a condition of employment, he will execute such form of confidentiality agreement as the Board may adopt from time to time for senior officers of the Bank.

     15. No Conflicting Agreements. Mr. Conniff represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation, any agreement relating to any proprietary information, knowledge or data acquired by him in confidence, trust or otherwise,prior to his employment by the Bank to which he is a party or by the terms of which he may be bound. Mr. Conniff covenants and agrees that he shall not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that he will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements he has entered into Mr. Conniff further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement. Further, Richard L. Conniff agrees that for a period of one year after payment of full and final severance, pursuant either to Section 13.1 (Termination Without Cause) or Section 13.2 (Change of Control), he will

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not (i) directly solicit the services of any employee of the Bank or directly encourage any employee to discontinue his or her employment with the Bank, or
(ii) directly solicit or encourage any customer of the Bank to curtail in any way the business that customer does with the Bank.

     16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Mr. Conniff, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

     17. Governing Law. This Agreement shall at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents.

     18. Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this agreement between the parties, or concerning the subject matter of the agreement between the parties, each party specifically agrees to engage, in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code, Sections 1115 through and including 1125 as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter.

     19. Advice to Seek Counsel. Mr. Conniff acknowledges that the Bank has advised him that this Agreement imposes legal obligations upon him and that he should consult with legal counsel with regard to this Agreement.

     20. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first class postage paid. The applicable address for the Bank is at its principal office in San Jose, attention to the CEO. Mr. Conniff's address shall be as shown on the Bank's records. Notices shall be deemed given when actually received, or three days after mailing, whichever is earlier.

     21. Entire Agreement. This Agreement and any attachments hereto contain the entire agreement and understanding by and between the Bank and Mr. Conniff and with respect to the subject matter herein, and no representation, promise, agreement or understanding, written of oral, not herein contained shall be of any force or effect. No modification hereof shall be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement, or shall be deemed a valid waiver of any such provision at any other time.

If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement shall, nonetheless, continue in full force without being impaired or invalidated in any way.

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      22.   Headings.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      23. Regulatory Approval. In the event that any regulatory authority with jurisdiction over the Bank shall disapprove any provision of this Agreement, then the parties hereto shall use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

In witness whereof, the Bank and Richard L. Conniff have duly executed this Agreement and it is effective as of the day and year first set forth above.

HERITAGE BANK OF COMMERCE & HERITAGE COMMERCE CORP.

By:  /s/  [SIG]                   Date:  December 8, 1998
   -------------------------           -------------------------

Title:    CEO
      ----------------------

ACCEPTED BY:


/s/ RICHARD L. CONNIFF            Date:   December 8, 1998
----------------------------           -------------------------
    Richard L. Conniff